Exhibit 10.1

Lake Sunapee Bank Group and Lake Sunapee Bank, fsb

Named Executive Officer Incentive Bonus Plan

Eligible Participants: Named Executive Officers of the Lake Sunapee Bank Group (“Company”) or Lake Sunapee Bank, fsb (“Bank”) are eligible to participate in the Named Executive Officer Incentive Bonus Plan (“NEOIP”), subject to any limitations on participation, as may be set by the Joint Compensation Committee of the Boards of Directors of the Company and Bank (“Committee”).

Purpose: The Named Executive Officer Incentive Bonus Plan is intended to provide a cash award to Participants for the purpose of incentivizing and rewarding effective operational performance and ongoing financial growth of the Company and Bank.

Plan: To provide a clear and prioritized set of key goals based on the financial and operational performance of the Company and Bank, as well as individual performance goals, for each calendar year. Upon partial or full attainment of these goals, a lump sum incentive bonus shall be paid to each Participant, based on the attained bonus percentage of each Participant’s base salary in effect as of December 31 of the applicable year. Any earned bonus under the NEOIP shall be paid out to each eligible Participant after the applicable year-end financial information is completed and formally reviewed by the external audit firm, provided that in no case shall the payment be made later than March 15th of the year following the year in which the bonus was earned.

Risk-Management: The NEOIP has several components designed to ensure that this plan does not encourage unnecessary and excessive risks to the Company or Bank, and to eliminate any features of these plans that would encourage the manipulation of reported earnings to enhance the compensation of any employee:

•	The Bank’s most recent composite regulatory ratings for safety and soundness and compliance must be deemed acceptable to the Boards of the Company and Bank for the incentive bonus to be paid;

•	The incentive bonuses are paid after the year-end financials are fully reviewed by the Company’s external audit firm;

•	The plan is reviewed by the Chief Risk Officer and Committee on an annual basis;

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Incentive bonuses under the NEOIP to all Participants other than the President and CEO shall not be considered earned or payable, in whole or in part, for any reason until they are finally determined by the CEO with the concurrence of the Joint Compensation Committee following the end of the plan year. The incentive bonus under the NEOIP to

Exhibit 10.1

the CEO shall not be considered earned or payable, in whole or in part, for any reason until it is finally determined by the Joint Compensation Committee following the end of the plan year.

•	A claw-back provision also applies to incentive bonuses earned under the NEOIP. In the event that a material discrepancy or error occurs with respect to the year-end financial reporting, or regulatory exam results, which may have resulted in a bonus being paid when it otherwise would not have, Participants shall be required to pay back the specific amounts they received due to the error or discrepancy.

Plan Administration: The NEOIP is administered by the Joint Compensation Committee of the Boards of Directors of the Company and Bank, which shall have full power and binding authority to construe, interpret, and administer the NEOIP, and to adjust it for circumstances it may consider extraordinary. Extraordinary circumstances may include, but not be limited to changes in business strategy, termination or commencement of business lines, acquisition activity, impact of severe economic fluctuations, or significant regulatory or other changes impacting the Company or Bank.

The Committee reserves the right at any time to amend, suspend, or terminate the NEOIP in whole or in part, for any reason, and without the consent of any NEOIP participant, and will do so with formal notification to all Participants.

Any individual hired or promoted into an eligible position during any given plan year as determined by the Committee in its discretion shall be eligible to earn and receive an incentive bonus under the NEOIP provided he/she has served a minimum of three months in that role during the applicable plan year and otherwise satisfies the NEOIP’s requirements. The amount of the incentive bonus shall be prorated, based upon the number of weeks the individual was functioning in that eligible capacity during the plan year.

Participants who terminate employment with the Company or Bank or any subsidiary of either for any reason other than death, disability or involuntary termination without cause prior to December 31st of the plan year shall not be entitled to receive the earned incentive bonus. Participants who terminate employment with the Company or Bank or any subsidiary of either due to death, disability or involuntary termination without cause prior to December 31st of the plan year shall be entitled to receive a pro-rated amount of the earned incentive bonus based upon the whole number of months of employment during the relevant plan year. Participants who terminate employment voluntarily (except for formal retirement), or involuntarily due to cause, after December 31st and before the payout date of the earned incentive bonus for that year shall not be eligible to receive the bonus. Participants (or their beneficiaries) who die, become disabled, formally retire, or involuntarily terminate employment (except for involuntary terminations for cause), after December 31st and before the payout date of the earned incentive

Exhibit 10.1

bonus for that year shall be eligible to receive their earned incentive bonus payment. The CEO, with the concurrence of the Committee, may make final determinations as to earned incentive bonus payouts to Participants other than the CEO in their sole discretion. The Committee may make final determinations as to earned incentive bonus payouts to the CEO in its sole discretion.

The payment of each earned bonus will be made in a lump sum through the Bank’s payroll system and shall be considered compensation for tax and certain benefit purposes. The payment of any earned incentive bonus shall be made after the final review and approval of the earned bonus payouts, and no later than March 15th of the year following the year in which the incentive bonus was earned.

Incentive Opportunity and Goal Attainment: Each of the incentive goals for all Participants will have an assigned weight. Each goal will also have three categories, based upon measurement of goal attainment:

•	Threshold, or minimum required to meet the goal;

•	Target, based upon a reasonably anticipated level of goal achievement; and

•	Superior, for goal results which exceed anticipated expectations.

Each of these attainment categories has an assigned factor which impacts the calculation of the Participants’ potential bonus, based upon percentage of the Participant’s base salary in effect as of December 31st. In short, participants will earn a higher percentage of bonus if the attained goal results fall within the target parameters than if the attained goal results fall within the threshold, and even higher if it falls within the superior parameters.

Of the established incentive goals, there are two which serve as gatekeepers for the provision of any bonus. At a minimum, the threshold of these gatekeeper goals must be met in order for a bonus to be awarded, regardless of the attainment of the other established goals.

With the approval of the Committee, significant events not anticipated or budgeted which may have a material and quantifiable impact on the financial metrics for the year may be carved out of the calculation of these financial performance metrics for the purpose of this bonus determination.

The specific goals, weightings, and attainment categories shall be determined each year by the Committee in consultation with the CEO. Goal achievement and individual awards will be calculated at the conclusion of the plan year, based on results as of December 31st of that year.

Approved March 8, 2016

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